Exhibit 4.1

AMENDMENT NUMBER 1 TO LOAN DOCUMENTS

THIS AMENDMENT NUMBER 1 TO LOAN DOCUMENTS (this “First Amendment”), is entered into as of May 9, 2008, by and between GVECR II 2007 E Trust dated December 17, 2007 (“Lender”), PRIVATE EQUITY MANAGEMENT GROUP, INC., a Nevada corporation, as the arranger and administrative agent for the Lenders (in such capacity, “Agent”) under the Credit Agreement (as defined herein) and in its capacity as a “Security holder” under the Registration Rights Agreement (as defined herein), and BAKERS FOOTWEAR GROUP, INC., a Missouri corporation (“Borrower”), in its capacities as party to both the Credit Agreement and the Registration Rights Agreement.

W I T N E S S E T H

WHEREAS, Borrower, Agent and the Lender are parties to that certain Second Lien Credit Agreement, dated as of February 1, 2008 (as amended, restated, supplemented, or modified from time to time, the “Credit Agreement”);

WHEREAS, Borrower and Agent are parties to that certain Registration Rights Agreement dated as of February 1, 2008 (as amended, restated, supplemented or modified from time to time, the “Registration Rights Agreement”);

WHEREAS, Borrower has informed Agent (a) of Borrower’s financial results for the fourth quarter of fiscal year 2008, (b) that Borrower’s independent registered public accounting firm’s report issued in Borrower’s Annual Report on Form 10-K for fiscal year 2008 included an explanatory paragraph describing the existence of conditions that raise substantial doubt about Borrower’s ability to continue as a going concern, and (c) that Borrower has provided updated projection data to Agent (collectively, the “Updating Information”).

WHEREAS, Borrower wishes to obtain relief from (a) the minimum EBITDA financial covenant for Borrower’s fiscal quarter ending May 3, 2008 and (b) principal payments on the Term Loan due in June, July and August, 2008;

WHEREAS, subject to the satisfaction of the conditions set forth herein, Lender is willing to grant Borrower the relief requested by Borrower;

WHEREAS, the Lender Group desires that all future payments on account of the Obligations be made to Lender’s Deposit Account instead of Agent’s Account;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Loan Documents as follows:

1.     DEFINITIONS. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement, as amended hereby.

2.     AMENDMENT TO CREDIT AGREEMENT.

(a)       Section 2.2(c) of the Credit Agreement is amended and restated as follows:

“(c)     Subject to subsection (b) above and subsection (d) below, the principal of the Term Loan shall be repaid in installments as follows:

(A)	commencing on March 1, 2008, and continuing on the first day of April and May, 2008, equal installments of $208,333.33;
(B)	commencing on September 1, 2008, and continuing on the first day of each of the 28 consecutive months thereafter, equal installments of $229,166.66; and
(C)	on the Maturity Date, a final installment in an amount equal to the then unpaid principal balance of the Term Loan.”

(b)       Section 6.16(b) of the Credit Agreement is amended and restated as follows:

“(b)     Minimum EBITDA. Fail to achieve EBITDA, measured on a fiscal year to date basis, of not less than the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Period	Applicable Amount
February 3, 2008 to May 3, 2008	($2,293,572)
February 3, 2008 to August 2, 2008	($1,058,178)
February 3, 2008 to November 1, 2008	($3,710,683)
February 3, 2008 to January 31, 2009	$4,305,231
February 1, 2009 to May 2, 2009	($1,338,523)
February 1, 2009 to August 1, 2009	($1,266,327)
February 1, 2009 to October 31, 2009	($4,134,907)
February 1, 2009 to January 30, 2010	$4,576,432
January 31, 2010 to May 1, 2010	($1,462,274)
January 31, 2010 to July 31, 2010	($1,326,164)
January 31, 2010 to October 30, 2010	($4,252,196)

(c)       The Updating Information (or any decline in the market price of Borrower’s Stock reasonably determined to arise as a result of such information) shall not be deemed to constitute a Material Adverse Change.

(d)       Section 2.4(a) of the Credit Agreement is deleted and replaced by the following:

“(i)      Except as otherwise expressly provided herein and subject to the Senior Loan Subordination Agreement, all payments by Borrower shall be made in Dollars to Lender’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by

Lender later than 11:00 a.m. (California time) shall be deemed to have been received on the following Business Day, and any applicable interest or fee shall continue to accrue until such following Business Day.”

(e)       Section 2.8 of the Credit Agreement is deleted and replaced by the following:

“Crediting Payments. The receipt of any payment item by Lender shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Lender’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Lender only if it is received into the Lender’s Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Lender’s Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.”

(f)        Schedule A-2 Lender’s Account shall be inserted after Schedule A-1 and read as set forth on Exhibit 2(f) attached hereto.

(g)       In Schedule 1.1, the following shall be added:

“Lender’s Account” means the Deposit Account of Lender identified on Schedule A-2.”

2.A.     AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

The Registration Rights Agreement is amended as follows:

(a)       “Shares” shall be deemed to include the additional 50,000 shares of common stock of Borrower issued pursuant hereto, so that “Shares” includes both the 350,000 previously issued to Agent and the additional 50,000 shares issued pursuant to this First Amendment.

(b)       “Filing Date” shall mean “ a date no later than May 12, 2008.”

3.         CONDITIONS PRECEDENT TO THIS FIRST AMENDMENT. The satisfaction of each of the following shall constitute conditions precedent to the effectiveness of this First Amendment and each and every provision hereof:

(a)       The representations and warranties in the Credit Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b)       No Default or Event of Default shall have occurred and be continuing as of the date hereof;

(c)       No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against Borrower, Agent or any Lender;

(d)       Borrower shall have issued to Agent 50,000 shares of common stock of Borrower, which will be fully earned and non-refundable as of the date hereof; and

(e)       Borrower shall have executed and delivered this First Amendment to Lender by no later than May 9, 2008.

4.         CONSTRUCTION. THIS FIRST AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF CALIFORNIA.

5.         ENTIRE AMENDMENT; EFFECT OF SECOND AMENDMENT. This First Amendment, and terms and provisions hereof, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes any and all prior or contemporaneous amendments relating to the subject matter hereof. Except as expressly set forth in this First Amendment, the Credit Agreement, the Registration Rights Agreement and the other Loan Documents shall remain unchanged and in full force and effect. To the extent any terms or provisions of this First Amendment conflict with those of the Credit Agreement, the Registration Rights Agreement or the other Loan Documents, the terms and provisions of this First Amendment shall control. This First Amendment is a Loan Document.

6.         COUNTERPARTS; TELEFACSIMILE EXECUTION. This First Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this First Amendment by signing any such counterpart. Delivery of an executed counterpart of this First Amendment by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this First Amendment. Any party delivering an executed counterpart of this First Amendment by telefacsimile also shall deliver an original executed counterpart of this First Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this First Amendment.

7.         MISCELLANEOUS.

(a)       Upon the effectiveness of this First Amendment, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “herein,” “hereof” or words of like import referring to the Credit Agreement shall mean and refer to the Credit Agreement as amended by this First Amendment.

(b)       Upon the effectiveness of this First Amendment, each reference in the Loan Documents to the “Credit Agreement,” “thereunder,” “therein,” “thereof” or words of like import referring to the Credit Agreement shall mean and refer to the Credit Agreement as amended by this First Amendment.

(c)       Upon the effectiveness of this First Amendment, each reference in the Registration Rights Agreement to “this Agreement,” “hereunder,” “herein,” “hereof” or words of like import referring to the Registration Rights Agreement shall mean and refer to the Registration Rights Agreement as amended by this First Amendment.

(d)       Upon the effectiveness of this First Amendment, each reference in the Loan Documents to the “Registration Rights Agreement,” “thereunder,” “therein,” “thereof” or words of like import referring to the Registration Rights Agreement shall mean and refer to the Registration Rights Agreement as amended by this First Amendment.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed and delivered as of the date first written above.

BAKERS FOOTWEAR GROUP, INC.

By:	/s/ Peter Edison
Title:	Chairman, CEO, and President

PRIVATE EQUITY MANAGEMENT GROUP, INC., as Agent and as Securityholder

By:	/s/ Robert Anderson
Title:	COO

By:	/s/ Wilbur Quon
Title:	CFO

GVECR II 2007 E Trust dated December 17, 2007, as Lender

By:	/s/ Robert Anderson
Title:	Director

By:	/s/ Wilbur Quon
Title:	Director

[EXHIBIT 2(f) (Lender's Account Information) has been omitted. The Registrants undertakes to furnish supplementally a copy of such exhibit upon request.]